Exhibit 99.4

1.	Why is S&P Global combining its business with IHS Markit? What is the business rationale?

The combination of IHS Markit and S&P Global brings together two world-class organizations, a unique portfolio of highly complementary assets with strong positions in attractive markets and significant innovation and technology capability to accelerate growth and enhance value creation. The combined scale of IHS Markit and S&P Global presents:

•	Greater scale and business mix: The transaction creates scaled businesses with leading positions in core market segments.

•	Creates strong joint offerings in high-growth adjacencies: The combined company will have significant differentiation and joint capability in attractive high growth adjacencies which represent a $20 billion total addressable market growing approximately 13% annually. As part of its ongoing commitment to remain on the cutting edge of technology and innovation, the combined company will continue to deploy more than $1 billion annually in dedicated technology spend.

•	Increased customer value proposition: The transaction brings together both companies' customer-first cultures and broadens their combined reach across client segments, workflows and use cases. S&P Global and IHS Markit’s complementary and leading product portfolios are expected to enable the combined company to serve new and expanded customer personas in existing and new geographies.

•	Significant synergy opportunities and earnings accretion: The transaction is expected to be accretive to earnings in the second full year post-closing. The combined company expects to deliver approximately $480 million in cost synergies – ~$390 million by the end of the second-year post-closing – and $350 million in revenue synergies for an expected run-rate EBITDA impact of approximately $680 million.

•	Maintains strong balance sheet to pursue further growth: The transaction is expected to maintain a robust balance sheet and credit profile, with anticipated annual free cash flow exceeding $5 billion by 2023 and pro forma annual revenue of more than $11.6 billion. S&P Global intends to maintain a prudent and flexible capital structure and will target leverage of 2.0-2.5x and capital return to shareholders of at least 85% of free cash flow.

•	Complementary cultures: The combined company will benefit from two best-in-class workforces with deep expertise and strong, complementary cultures focused on serving the global needs of customers. As a single organization, the collective workforce will benefit from expanded opportunities for career development and growth.

2.	Why is this a merger if IHS Markit shares are being exchanged for S&P Global shares?

In a merger, the organizations look to build upon the best parts of each business foundation – from our people and cultures to our products and customers.

This is very much how we will be integrating our companies. We look forward to working together with the goal of continuing to deliver meaningful value to our customers.

IHS Markit shares will be exchanged for S&P Global shares, as per the terms of the transaction.

3.	How are IHS Markit and S&P Global aligned in their overall purpose?

IHS Markit defines their purpose as providing data, insight and software in order to help customers make better decisions driving their growth, performance and efficiency.

We define our purpose as accelerating progress in the world by providing intelligence that is essential for companies, governments and individuals to make decisions with conviction.

There is incredible alignment in what both companies are seeking to provide and achieve for their customers, and therefore in how we come together.

4.	What will be the name of the new company?

We will evaluate options and announce the name of the combined company upon close. A small working team will be appointed to make recommendations

5.	What will be the combined company’s branding / corporate identity / logo?

We will evaluate options and announce the brand of the combined company upon close. A small working team will be appointed to make recommendations

6.	What will be the ticker of the shares post-merger? On what exchange will the shares be traded?

Until the merger closes, each company’s shares will continue to trade separately. Upon close, IHS Markit shares will be exchanged for S&P Global shares. IHS Markit shareholders will receive 0.2838 shares of S&P Global common stock for each IHS Markit share held.

S&P Global shares are traded on the New York Stock Exchange (NYSE), and we will evaluate options and announce the stock ticker of the combined company upon close.

7.	Who will be the CEO of the combined company?

Doug Peterson, current President and CEO of S&P Global, will lead the combined company. Lance Uggla will stay on as a special advisor for 12 months post-close.

8.	Who is on the new executive leadership team?

We are excited about the people we have met and we intend to have a combined leadership team. Doug Peterson will continue as CEO of S&P Global. He will announce the new leadership structure in early Q1 2021 (calendar year), and the new leadership team will be effective post-close. IHS Markit and S&P Global will work closely together on a thoughtful transition plan that ensures business continuity.

9.	What is the talent selection process for the combined leadership team?

The process to select talent will include a thoughtful and objective approach regarding how we design organizational structures and retain talent from both organizations.

When the combined leadership team is appointed, they will combine their respective teams according to an assessment and evaluation process, with the goal of gaining a deeper understanding of team members and their roles.

10.	Where will corporate headquarters be located?

The corporate headquarters of S&P Global are at 55 Water Street, New York City and IHS Markit headquarters are located at 25 Ropemaker Place in London. IHS Markit also has an office in New York City.

The combined company will be headquartered in New York City and we are still evaluating options at this time regarding the exact physical location of our office.

11.	Is the corporate office going to be 55 Water Street or Hudson Yards?

We are still evaluating options at this time.

12.	How big will the newly merged company be upon completion of the transaction?

IHS Markit revenues for the last 12 months were US $4.3 billion and S&P Global had revenues of US$7.3 billion for the same period, so upon completion, the combined company would have approximately US$11.6 billion in combined revenue based on results for both companies’ last 12 months.

From a market capitalization standpoint (total value of all shares outstanding), based on the closing share prices on 27 November 2020, the combined entity would have a total equity value of approximately $120 billion.

13.	What is timing for finalizing the merger?

The acquisition is subject to customary approvals, including regulatory approvals and the approval of the shareholders of both companies. We will not know an exact date for some time, but we expect it to occur during the second half of 2021.

Until completion of the merger, it is important that all teams focus on achieving 2021 objectives for their respective companies to deliver the results that our customers and shareholders expect.

14.	What could stop this merger from happening?

The merger is subject to customary approvals, including regulatory approvals and the approval of the shareholders of both companies.

Until completion of the merger, it is important that all teams focus on achieving 2021 objectives for their respective companies to deliver the results that our customers and shareholders expect.

15.	How will the two companies be integrated? What process will be followed?

The integration process will be a close partnership. The process will be led by an Integration Management Office (IMO) comprising leaders from S&P Global and IHS Markit, who will form a team to develop and execute plans to bring together the two companies.

Both IHS Markit and S&P Global have proven track records in mergers and acquisitions. Using best practices learned over time by both companies, the focus will be on ensuring a smooth transition for our people, maximizing growth opportunities and increasing operational efficiencies.

Both companies are values-based organizations who share a focus on innovation, customer experience and careers. As the integration work progresses, our people will be updated regularly.

16.	How long do we anticipate the integration process to take before the combined company is working as one?

We will announce an Integration Management Office (IMO) to lead the process of combining our companies together in January 2021. The team will take the appropriate time to ensure the best possible outcome for the combined company, its employees and customers.

Until closing, we will continue to operate as two separate companies and it is important that all teams focus on achieving the 2021 objectives of their respective companies to deliver the results that our customers and shareholders expect.

17.	What happens during the time between the announcement and closing the transaction?

During this time, we will seek to receive customary approvals from regulators and approvals from the shareholders of both companies. Until then, it is business as usual – IHS Markit and S&P Global will continue to operate as two separate companies and it is important that all teams focus on achieving the 2021 objectives of their respective companies to deliver the results that our customers and shareholders expect.

An Integration Management Office (IMO) with representatives from both IHS Markit and S&P Global will be created. More information about this team and how the process will work will be provided as details are finalized.

18.	When will we learn more details about the combined company?

The Integration Management Office (IMO) with representatives from both IHS Markit and S&P Global will work closely through the integration process and will provide additional details as we move towards completing the transaction.

19.	To achieve regulatory approval, will we need to divest of any of our assets?

Overall IHS Markit and S&P Global are highly complementary, and we expect that the regulators will recognize that fact. We’re at the early stages of engaging regulators and we will provide updates and communications to keep you informed as we move towards completing the transaction.

To the extent any divestitures are required by regulatory authorities we do not expect any material impact on our strategy or our expected financial returns.

20.	It was announced that this transaction will create approximately $680 million in synergies. How will these savings be realized? Over what period of time?

The new company is expected to deliver annual run rate cost synergies of approximately $480 million, with $390 million of those expected by the end of the second-year post-closing. Cost synergies are expected to be driven by integrating corporate functions, reducing technology spend by combining IT infrastructure, using centers of excellence in cost-competitive locations and optimizing real estate and other costs.

In addition, the combined company is expected to produce revenue synergies of approximately $350 million. Revenue synergies are expected to be driven by a combination of cross-sell and new product offerings.

21.	How does the merger affect IHS Markit and S&P Global company structures and reporting lines?

At this time it is business as usual and there is no change to either the IHS Markit and S&P Global company structure, operating procedures or reporting lines. Doug will announce the new leadership structure in early 2021, and the new leadership team will be effective post-close.

When the combined leadership team is appointed, they will combine their respective teams and appointments will be finalized by mid-year 2021.

The Integration Management Office (IMO) with representatives from both IHS Markit and S&P Global will work closely through the integration process, and as part of the integration planning, we will determine the best structure for the combined company.

For now, it is important that all teams focus on achieving 2021 objectives for their respective companies to deliver the results that our customers and shareholders expect. We will continue to communicate any significant organizational structure changes in a timely manner.

22.	Who will be on the Board of Directors for the combined company?

The combined company is committed to maintaining a well-respected, highly qualified and diverse Board with the appropriate skills, knowledge and experience to oversee the Company and its long-term strategic growth and performance. Upon closing, the combined company’s Board of Directors will include the current S&P Global Board of Directors and four independent directors from the IHS Markit Board. Richard Thornburgh, current Chairman of S&P Global, will serve as Chairman of the combined company.

23.	How much will M&A contribute to the new company’s growth?

Both companies are focused on organic growth and will continue to do so. However, M&A will contribute to the combined company’s growth, especially with our focus on continued investment in strategic initiatives.

As noted in our revised capital policy, the combined company will have ample capacity for value creating M&A and will retain a disciplined approach in terms of strategic fit and expected financial returns.

24.	Will there be new shares issued?

Upon completion of the merger, IHS Markit shareholders will be entitled to receive 0.2838 newly issued S&P Global shares of common stock for each share of IHS Markit common stock held; IHS Markit shares will then cease to exist.

25.	Will each company be able to sell the others’ products?

Until we obtain the necessary approvals and complete the transaction, we will not be cross-selling each other’s products during the sign-to-close period. It is important that all teams to focus on achieving 2021 objectives to deliver the results that our customers and shareholders expect.

Any changes that may be determined during the integration process, including those relating to the companies’ sales structures, will be made to ensure that we are providing our customers with the best possible service and will be communicated as appropriate.

In the long-term, post-closing, cross-selling of complementary products is a fundamental objective of the transaction.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.

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